SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549


                                FORM 8-K

                             CURRENT REPORT


                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934


    Date of Report (Date of earliest event reported): June 17, 1998


                           NSS Bancorp, Inc.
         (Exact name of registrant as specified in its charter)


                              Connecticut
              (State or other jurisdiction of incorporation)


Commission file number: 0-22937

I.R.S. Employee Identification No.: 06-1485317



                             48 Wall Street
                           Norwalk, CT 06483
                (Address of principal executive offices)

                             (203) 838-4545
          (Registrant's telephone number, including area code)

Item 1: Changes in Control

     On June 17, 1998, NSS Bancorp, Inc. ("NSS") and Summit Bancorp ("Summit") entered into a Reorganization Agreement (the "Agreement") which provides for, among other things, the acquisition of NSS by Summit through a stock-for-stock exchange. The Agreement provides for the following alternative transactional structures: (i) the merger of NSS into Summit;
(ii) the merger of NSS into a wholly owned subsidiary of Summit; or (iii) the exchange of shares of Summit for shares of NSS (the "Acquisition"). Upon completion of the Acquisition, NSS Bank, the wholly owned subsidiary of NSS, will become the wholly owned subsidiary of Summit. The Agreement provides that shareholders of NSS will receive 1.232 shares of Summit common stock for each share of NSS common stock. The transaction will be a tax-free exchange to the holders of NSS common stock and will be accounted for on a purchase basis. The Boards of Directors of NSS and Summit expect the transaction to close in the fourth quarter of 1998.

     The Acquisition is subject to customary conditions, including but not limited to, the approval of federal bank regulatory authorities, the Connecticut Banking Commissioner and NSS shareholders, the issuance of a fairness opinion of NSS's financial advisor indicating that the transaction is fair to NSS shareholders, and the absence of a material adverse change in the business of Summit or NSS.

     The transaction may be terminated by one or both of the companies' Boards of Directors if, among other things: (i) the average price of Summit stock during a trading period specified in the Agreement is less than $39.11 per share and reflects a 17% or more drop in price as compared to an index arbitrarily created from the current stock prices of 19 banking institutions deemed to be similar to Summit in terms of size and other factors; (ii) NSS Shareholders do not approve the transaction; (iii) all regulatory approvals are not obtained; (iv) the closing does not occur by March 1, 1999; (v) a change in circumstances occurs that has a material adverse effect on either company; or (vi) a condition to closing is not satisfied or a representation made in the Agreement is false or misleading and incurable.

     In connection with the Agreement, NSS has issued an option to Summit, which, upon the occurrence of certain events, may result in the issuance of 19.9% of the outstanding NSS common stock to Summit at a per share exercise price equal to $45.00 . In the event that NSS is unable to issue 10% or more of its common stock to Summit, NSS has agreed to issue 9.9% of its common stock to Summit plus pay to Summit a break-up fee equal to the economic equivalent of an option to purchase an additional 10% of NSS common stock.

     NSS's Directors and Executive Officers have agreed in a separate letter agreement to vote all of their shares in favor of the Agreement. According to NSS's Form 10-K/A dated April 30, 1998, NSS Directors and Executive Officers hold 314,971 shares of NSS common stock, or approximately 13.2% of the currently outstanding shares of NSS common stock.

     NSS is headquartered in Norwalk, Connecticut and has assets of $650 million.


Item 7:  Exhibits

     99.1 Reorganization Agreement between NSS and Summit dated June 17, 1998 (incorporated by reference to Schedule 13D filed by Summit on June 29, 1998).

                               SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on it behalf by the undersigned thereunto duly authorized.

Date: July 1, 1998                 NSS Bancorp, Inc.

                                   By: /S/ Robert T. Judson
                                        Robert T. Judson
                                        Its President